EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Third Quarter and New Stock Repurchase Program

METAIRIE, La., Nov. 1, 2010 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended September 30, 2010 was $617,000, or $0.17 per diluted share, an increase of $53,000 from the third quarter of 2009. Net interest income was $2.6 million for the respective quarters ended September 30, 2010 and 2009. For the nine month period ended September 30, 2010, the Company reported net income of $1.8 million, or $0.46 per diluted share, compared to $1.9 million, or $0.39 per diluted share, for the nine month period ended September 30, 2009. Net interest income was $7.8 million for the nine months ended September 30, 2010, and $7.9 million for the nine months ended September 30, 2009.

In addition, the Company announced that it has completed its previously announced tenth stock repurchase program, and it will initiate an eleventh repurchase program to acquire up to 5%, or 189,891 shares, of its outstanding common stock. The shares may be purchased in the open market or privately negotiated transactions from time to time depending upon market conditions and other factors over the next six months.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "I am pleased to report that the Company's earnings per diluted share of $0.17 matched our previous high, which was recorded in the fourth quarter of 2007. In another milestone, the Company recorded a twelfth consecutive quarter of loan growth, which is attributable to the efforts of our lending managers and their staff." LeBon added, "Furthermore, I am pleased to report that the Company's tangible book value per share rose to $16.22 during the third quarter. Through our prudent capital management strategies and conservative operating practices, we continually strive to build value for our shareholders and serve the financial needs of our community."

Total assets were $322.4 million at September 30, 2010, a decrease of $7.4 million from December 31, 2009. Cash and cash equivalents were $6.6 million and $4.7 million at September 30, 2010 and December 31, 2009, respectively. Total investment securities were $40.8 million at September 30, 2010 and $39.8 million at December 31, 2009. During the nine months ended September 30, 2010, total mortgage-backed securities decreased by $30.1 million, to $87.2 million. This decrease in the balance of our mortgage-backed securities was due to the receipt of scheduled principal reductions in addition to accelerated prepayments of the underlying mortgage loans. Net loans receivable were $179.1 million at September 30, 2010, an increase of $20.6 million, or 13.0%, from December 31, 2009. During the nine months ended September 30, 2010, first mortgage loans secured by single family residences increased by $14.4 million, home equity loans and lines increased by $1.5 million, multi-family residential loans increased by $1.4 million, and non-residential real estate loans increased by $4.2 million.

Total deposits were $187.4 million at September 30, 2010, and $188.6 million at December 31, 2009. Total Federal Home Loan Bank advances and other borrowings were $68.6 million at September 30, 2010, an increase of $4.8 million from December 31, 2009. We have increased our total borrowings in the form of Federal Home Loan Bank advances, with maturities ranging from five years to ten years, which will provide long-term funding for the growth in our loan portfolio.

Total shareholders' equity was $61.6 million at September 30, 2010, a decrease of $11.7 million from December 31, 2009. This decrease in shareholders' equity was primarily due to the Company's acquisition of an aggregate of 966,484 shares of its common stock during the first nine months of 2010, at an aggregate cost of $14.2 million, pursuant to its publicly announced repurchase plan. The cost of the Company's repurchase program was partially offset by net income of $1.8 million, and the release of 43,784 shares held by the Company's Recognition and Retention Plan Trust, with a cost basis of $552,000, which became vested and were released to participants during the first quarter of 2010. Our average equity to assets ratio for the third quarter of 2010 was 19.99%, and 21.27% for the nine month period ended September 30, 2010. The Bank's tier 1 capital ratio was 15.63% at September 30, 2010, and was considered well-capitalized per regulatory standards at such date. The Bank's tier 1 capital has been reduced by capital distributions of $9.9 million made by the Bank to the Company during the nine months ended September 30, 2010. These distributions were made to provide liquidity to the Company's capital management initiatives, which includes, but is not limited to, its stock repurchase plans.

Net interest income was $2.6 million for both the third quarter of 2010 and the third quarter of 2009. Interest income was $4.0 million for the third quarter of 2010, a decrease of $131,000 from the third quarter of 2009. The average yield on our interest-earning assets was 5.07% during the third quarter of 2010, a decrease of 14 basis points compared to the third quarter of 2009. Interest income on loans was $2.7 million during the third quarter of 2010, an increase of $472,000 compared to the third quarter of 2009. The increase in interest income from loans was due primarily to a $34.8 million increase in the average balance of our loans receivable, the effect of which was reduced by a 17 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $46.8 million during the third quarter of 2010 compared to the third quarter of 2009, contributing to a decrease in interest income on mortgage-backed securities of $618,000. Net interest income for the nine months ended September 30, 2010 was $7.8 million, a decrease of $126,000 from the nine months ended September 30, 2009. Interest income for the respective nine month periods ended September 30, 2010 and 2009, was $12.2 million and $12.6 million. The average yield on our interest-earning assets was 5.09% for the first nine months of 2010, and 5.33% for the first nine months of 2009. Interest income on loans receivable was $7.7 million and $6.1 million, respectively, for the nine month periods ended September 30, 2010 and September 30, 2009. The average balance of our loans receivable was $167.7 million during the first nine months of 2010, an increase of $40.3 million from the first nine months of 2009. Interest income on mortgage-backed securities was $3.9 million for the first nine months of 2010, a decrease of $2.1 million from the first nine months of 2009. The average balance of our mortgage-backed securities during the first nine months of 2010 was $102.8 million, which earned an average yield of 5.03% compared to an average balance of $153.1 million during the first nine months of 2009, at an average yield of 5.22%. The decline in the balance of our mortgage-backed securities, for both the three month and nine month periods of 2010, was due to accelerated prepayments of principal associated with the refinancing of the underlying mortgage loans.

Total interest expense was $1.5 million, with our interest-bearing liabilities having an average cost of 2.37% during the third quarter of 2010, compared to $1.6 million and an average cost of 2.65% for the third quarter of 2009. The average rate paid on interest-bearing deposits was 1.77% during the quarter ended September 30, 2010, a decrease of 35 basis points from the quarter ended September 30, 2009. Interest expense on borrowings was $675,000 at an average cost of 3.91% during the third quarter of 2010, and $646,000 at an average cost of 4.11% during the third quarter of 2009. The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.70% for third quarter of 2010, an increase of 14 basis points from the third quarter of 2009. For the nine month period ended September 30, 2010, total interest expense was $4.4 million, a decrease of $309,000 compared to the nine month period ended September 30, 2009. The average interest rate paid on interest-bearing liabilities was 2.40% during the first nine months of 2010, a decrease of 33 basis points from the first nine months of 2009. The average interest rate spread for the nine month periods ended September 30, 2010 and 2009, was 2.69% and 2.60%, respectively. Our net interest margin for the nine month period ended September 30, 2010 was 3.24%, a decrease of nine basis points from the nine month period ended September 30, 2009.

The Bank recorded provisions for loan losses of $82,000 during the third quarter of 2010, compared to provisions for loan losses of $73,000 during the third quarter of 2009. For the nine month period ended September 30, 2010, the Bank recorded provisions for loan losses of $241,000, an increase of $115,000 compared to the first nine months of 2009. Our allowance for loan losses was $1.9 million at September 30, 2010, or 148.67% of our non-performing loans at such date. Stated as a percentage of total loans receivable, our allowance for loan losses was 1.05% and 1.04% at September 30, 2010 and December 31, 2009, respectively.

Non-interest income for the third quarter of 2010 was $280,000, an increase of $183,000 from the third quarter of 2009. Customer service fees, which are primarily comprised of fees earned on transaction accounts and broker fees earned on certain loan sales, were $87,000 during the third quarter of 2010, an increase of $11,000 from the third quarter of 2009. During the third quarter of 2010, the Company realized gains of $120,000 on the sale of $1.0 million in US Agency securities and $1.6 million in mortgage-backed securities. There were no such transactions recorded during the third quarter of 2009. Other non-interest income was $74,000 for the third quarter of 2010, an increase of $53,000 from the third quarter of 2009. This increase was due to an increase of $50,000 in gains on residential mortgage loans sold in the secondary market. Non-interest income for the nine month periods ended September 30, 2010 and 2009 was $622,000 and $406,000, respectively. Customer service fees were $247,000, during the first nine months of 2010, and $246,000 during the first nine months of 2009. Gains on the sale of securities were $204,000 and $91,000 for the respective nine month periods in 2010 and 2009. Other non-interest income increased from $69,000 during the first nine months of 2009, to $171,000 during the first nine months of 2010. This increase was due to a $100,000 increase in gains realized on the sale of residential mortgage loans.

Non-interest expense for the quarter ended September 30, 2010 was $1.8 million, an increase of $74,000 from the quarter ended September 30, 2009. Salaries and employee benefits expense was $1.1 million for both the third quarter of 2010 and the third quarter of 2009. Occupancy expenses were $276,000 and $298,000 for the respective quarters ended September 30, 2010, and 2009. Other non-interest expense was $430,000 for the September 30, 2010 quarter, an increase of $52,000 from the September 30, 2009 quarter. Following the receipt of an OTS Shared National Credit report during the third quarter of 2010, the Bank reduced its investment in other real estate owned by $107,000. The report pertains to a $170 million construction loan on a multi-use development in Baton Rouge, Louisiana, in which the Bank has a 0.6% participation interest. The Bank's original investment in this project was $1.0 million. With the $107,000 write-down of this asset during the third quarter of 2010, the Bank has made write-downs of $503,000 in the aggregate with respect to its interest in this Shared National Credit. Decreases in advertising expenses, our Louisiana Bank Shares tax accrual, and other miscellaneous expenses, offset the effect of the other real estate owned write-down. Non-interest expense for the nine months ended September 30, 2010 was $5.4 million, an increase of $121,000 compared to the nine months ended September 30, 2009. Salaries and benefits expense increased by $150,000, to $3.4 million, during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009. This increase is primarily attributed to higher levels of base compensation and increased employee stock ownership plan expenses. Occupancy expenses were $840,000 and $851,000, respectively, for the nine month periods ended September 30, 2010 and 2009. Other non-interest expense for the first nine months of 2010 was $1.1 million, a decrease of $18,000 from the first nine months of 2009. During the nine months ended September 30, 2010, the Company reported impairment charges of $152,000 against its other real estate owned. In addition to the $107,000 write-down recorded during the third quarter of 2010, the Company recognized $45,000 in impairment charges against a single-family residence earlier in the year. A $61,000 reduction in our FDIC assessment between the respective nine month periods ended September 30, 2010, and September 30, 2009, and a $50,000 reduction in our Louisiana bank shares tax accrual, offset the effects of the other real estate owned impairments charges in the 2010 period.

Income tax expense for the third quarter of 2010 was $317,000, an increase of $2,000 from the third quarter of 2009. For the respective nine month periods ended September 30, 2010, and 2009, income tax expense was $945,000 and $1.0 million.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond our control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U.S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 322,390	$ 329,779
Cash and cash equivalents	6,559	4,735
Investment securities:
Available-for-sale	39,475	35,445
Held-to-maturity	1,353	4,352
Mortgage-backed securities:
Available-for-sale	17,678	27,079
Held-to-maturity	69,482	90,194
Loans receivable, net	179,067	158,446
Deposits	187,430	188,622
FHLB advances and other borrowings	68,564	63,810
Shareholders' equity	61,600	73,348

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 4,027	$ 4,158	$ 12,207	$ 12,642
Total interest expense	1,473	1,559	4,432	4,741
Net interest income	2,554	2,599	7,775	7,901
Provision for loan losses	82	73	241	126
Net interest income after provision for loan losses	2,472	2,526	7,534	7,775
Total non-interest income	280	97	622	406
Total non-interest expense	1,818	1,744	5,406	5,285
Income before income taxes	934	879	2,750	2,896
Income taxes	317	315	945	1,030
Net income	$ 617	$ 564	$ 1,805	$ 1,866

Earnings per share:
Basic	$ 0.18	$ 0.12	$ 0.47	$ 0.39
Diluted	$ 0.17	$ 0.12	$ 0.46	$ 0.39
Weighted average shares outstanding
Basic	3,490,786	4,594,399	3,811,044	4,761,921
Diluted	3,594,297	4,668,757	3,920,400	4,825,915

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.07%	5.21%	5.09%	5.33%
Average rate on interest-bearing liabilities	2.37%	2.65%	2.40%	2.73%
Average interest rate spread(2)	2.70%	2.56%	2.69%	2.60%
Net interest margin(2)	3.21%	3.25%	3.24%	3.33%
Average interest-earning assets to average interest-bearing liabilities	127.70%	135.80%	129.53%	136.33%
Net interest income after provision for loan losses to non-interest expense	135.97%	144.84%	139.36%	147.11%
Total non-interest expense to average assets	2.23%	2.14%	2.20%	2.18%
Efficiency ratio(3)	64.15%	64.69%	64.38%	63.62%
Return on average assets	0.76%	0.69%	0.73%	0.77%
Return on average equity	3.79%	2.84%	3.46%	3.06%
Average equity to average assets	19.99%	24.40%	21.27%	25.24%

Asset Quality Ratios(4):	At Sept. 30, 2010	At June 30, 2010	At March 31, 2010	At Dec. 31, 2009
Non-performing loans as a percent of total loans receivable (5) (6)	0.71%	0.71%	0.73%	0.63%
Non-performing assets as a percent of total assets(5)	0.84%	0.84%	0.85%	0.78%
Allowance for loan losses as a percent of non-performing loans	148.67%	149.63%	140.25%	165.60%
Allowance for loan losses as a percent of total loans receivable (6)	1.05%	1.06%	1.03%	1.04%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	0.00%	0.00%	0.15%

Capital Ratios(4):
Tier 1 leverage ratio	15.63%	17.43%	17.48%	18.20%
Tier 1 risk-based capital ratio	33.21%	38.06%	38.44%	40.55%
Total risk-based capital ratio	34.21%	39.03%	39.39%	41.47%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT:  Louisiana Bancorp
          Lawrence J. LeBon, III, Chairman, President
           & Chief Executive Officer
          John LeBlanc, SVP & Chief Financial Officer
          (504) 834-1190